Exhibit 21.1 List of Subsidiary Corporations


                         List of Subsidiaries


                                    State            Percentage of
                                     of               Stock Owned
  Name of Subsidiary                Incorporation      By Quadrax Corp.

  McManis Sports Associates, Inc.      Wyoming                 100%

  Quadrax Advanced Materials
  Systems, Inc.                        Rhode Island             100%

  Lion Golf of Oregon, Inc.            Oregon                   100%

  Quadrax Sports, Inc.                 Rhode Island..............100%